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(BLAKE, CASSELS & GRAYDON LLP LOGO)

                                                    Box 25, Commerce Court West
                                                    199 Bay Street
                                                    Toronto, Ontario, Canada
                                                    M5L 1A9

                                                    Deliveries: 28th Floor
                                                    Telephone: 416.863.2400
                                                    Facsimile: 416.863.2653
                                                    www.blakes.com

October 10, 2003




Geac Computer Corporation Limited
11 Allstate Parkway
Suite 300
Markham, Ontario
L3R 9T8


Dear Sirs, Mesdames:

                  RE: REGISTRATION STATEMENT ON FORM S-8 RELATING TO CERTAIN OPTION PLANS

                  Reference is made to the above-captioned Registration Statement on Form S-8 (the "Registration Statement") filed by Geac Computer Corporation Limited ("Geac") under the Securities Act of 1933 relating to the registration of an aggregate of 4,493,570 common shares of Geac (the "Shares") issuable on the exercise of (i) options granted pursuant to the Geac Computer Corporation Limited Stock Option Plan VI and (ii) purchase rights pursuant to the Geac 2003 Employee Stock Purchase Plan (collectively, the "Plans") filed as exhibits to the Registration Statement.

                  We have examined and have relied as to factual matters solely upon copies of the Plans, and certified copies of the currently effective articles and by-laws of Geac, certified resolutions of the Board of Directors of Geac and originals or certified copies of such other documents, certificates, instruments and proceedings as we have deemed necessary or advisable as the basis for the opinions expressed below without independent verification of the accuracy thereof.

                  For the purposes of this opinion, we have assumed the genuineness of all signatures, the legal capacity of all individuals, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as certified, conformed or photostatic copies or electronically transmitted copies or facsimilies thereof.

                  The opinions hereinafter expressed are limited to the laws of Ontario and the laws of Canada applicable therein. We assume no obligation to revise or supplement this opinion


Montreal  -  Ottawa  -  Toronto  -  Calgary  -  Vancouver  -  London  -  Beijing
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(BLAKE, CASSELS & GRAYDON LLP LOGO)


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should applicable laws of any jurisdiction be changed subsequent to the date hereof by legislative action, judicial decision or otherwise.

                  Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the applicable Plan providing for such issuance and payment, will be validly issued as fully paid and non-assessable.

                                    * * * * *

                  We are furnishing this opinion in connection with the filing of the Registration Statement with the Securities and Exchange Commission and this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written consent.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name set forth under the caption "Interests of Named Experts and Counsel" in the Registration Statement.

                                      Yours truly,



                                      "Blake, Cassels & Graydon LLP"